EXHIBIT 99.1

GLOBAL CROSSING LIMITED
NON-EMPLOYEE DIRECTORS’ COMPENSATION PROGRAM
AS AMENDED ON AUGUST 15, 2006

Meeting Fees
Each non-employee member of the Board or of the Company’s Executive Committee (a “Member”) receives cash compensation of $5,000 for each meeting of the Board attended in person and $2,500 for each such meeting attended telephonically. Each Board Member also receives cash compensation for attendance at each meeting of a committee of the Board of which he or she is a member in the amount of $2,500 for each meeting attended in person and $1,250 for each such meeting attended telephonically. Each Executive Committee Member receives cash compensation for attendance at each meeting of the Board (unless he or she is a Board Member, in which case he or she receives no additional compensation in the capacity of Executive Committee member) and the Executive Committee in the amount of $2,500 for each meeting attended in person and $1,250 for each such meeting attended telephonically.

Annual Retainers
Each Member, each non-employee chairman of a Board committee and each member of the Government Security Committee also receives annual retainers in accordance with the following schedule (such retainers payable in cash prior to 2007 and (subject to share availability) one-half in cash and one-half in common shares of the Company in 2007 and thereafter):

Board Chairman Retainer: $100,000

Board Vice Chairman Retainer: $75,000

Retainer for Other Members of Board or Executive Committee: $50,000

Additional Retainer for Government Security Committee Members: $45,000

Additional Committee Chair Retainers:

•	Audit: $30,000

•	Compensation: $15,000

•	Nominating and Corporate Governance: $10,000

•	Executive: $10,000

•	Government Security: $10,000

Annual RSU Grant
On the date of each annual general meeting of shareholders, each Member is granted restricted stock units with one year vesting valued at $50,000 based on the closing price of the Company’s common shares on such date; provided that the 2006 grant shall be made on the date of Board approval of the new program (August 15, 2006).